UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549


                           SCHEDULE 13G


             Under the Securities Exchange Act of 1934

                        (Amendment No. __)*


                        Best Buy, Co. Inc.

                         (Name of Issuer)

                  Common Stock, $0.10 par value

                  (Title of Class of Securities)

                             086516101
                          (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 086516101         13G       Page  2  of   9   Pages


1 NAME OF REPORTING PERSON
  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  Forstmann-Leff Associates Inc.
  13-3131718

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a)
                                        (b)

3 SEC USE ONLY


4 CITIZENSHIP OR PLACE OF ORGANIZATION

      New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            1,334,350 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,412,200 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       1,512,450 shares

                    8  SHARED DISPOSITIVE POWER

                       2,916,550 shares

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,429,000

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   10.1%

12 TYPE OF REPORTING PERSON*

   IA, CO

               *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 086516101              13G   Page   3   of   9   Pages

1 NAME OF REPORTING PERSON
  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  FLA Asset Management Inc.
  13-2925626

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                       (a)
                                       (b)

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

  Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          151,300 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       655,650 shares


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   655,650

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   1.5%

12 TYPE OF REPORTING PERSON*

   IA, CO

            *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 086516101              13G   Page   4   of   9   Pages

1 NAME OF REPORTING PERSON
  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  FLA Advisers L.L.C.
  13-3942422

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                       (a)
                                       (b)

3 SEC USE ONLY

4 CITIZENSHIP OR PLACE OF ORGANIZATION

  New York


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          2,260,900 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       2,260,900 shares


9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   2,260,900

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   5.2%

12 TYPE OF REPORTING PERSON*

   IA, OO

               *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

               Best Buy, Co. Inc.

Item 1(b)      Address of Issuer's Principal Executive Offices:

               7075 Flying Cloud Drive
               Eden Prairie, MN  55344-9312


Item 2(a)      Name of Person Filing:

               See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, Residence:

               590 Madison Avenue
               New York, New York 10022

Item 2(c)      Citizenship:

               See Item 4 of the cover pages attached hereto

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $0.10

Item 2(e)      CUSIP Number:

               086516101

Item 3 Forstmann-Leff Associates Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management Inc. is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates Inc. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act whose Managing Members are principals of Forstmann-Leff Associates Inc.

Item 4         Ownership:

               (a)   Amount beneficially owned:
                     See Item 9 of the cover pages attached hereto

               (b)   Percent of Class:
                     See Item 11 of the cover pages attached hereto

               (c) See Items 5 through 8 of the cover pages attached hereto

Item 5         Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6         Ownership of More than Five Percent on Behalf of
               Another Person:

               Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

               Not Applicable

Item 8         Identification and Classification of Members of the
               Group:

               Not Applicable

Item 9         Notice of Dissolution of Group:

               Not Applicable

Item 10        Certification:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                            SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


November 7, 1997


                                    FORSTMANN-LEFF ASSOCIATES INC.


                                    By: /s/ Peter A. Lusk

                                         Peter A. Lusk
                                         Executive Vice President


                                    FLA ASSET MANAGEMENT INC.


                                    By: /s/ Peter A. Lusk

                                         Peter A. Lusk
                                         Executive Vice President


                                    FLA ADVISERS L.L.C.


                                    By: /s/ Peter A. Lusk

                                         Peter A. Lusk
                                         Managing Member

                                                     Exhibit A


                             AGREEMENT

          The undersigned, Forstmann-Leff Associates Inc., FLA
Asset Management Inc. and FLA Advisers L.L.C., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


November 7, 1997


                                    FORSTMANN-LEFF ASSOCIATES INC.


                                    By: /s/ Peter A. Lusk

                                         Peter A. Lusk
                                         Executive Vice President


                                    FLA ASSET MANAGEMENT INC.


                                    By: /s/ Peter A. Lusk

                                         Peter A. Lusk
                                         Executive Vice President


                                    FLA ADVISERS L.L.C.


                                    By: /s/ Peter A. Lusk

                                         Peter A. Lusk
                                         Managing Member